Exhibit 21.1

SUBSIDIARIES OF ARES COMMERCIAL REAL ESTATE CORPORATION

Name	Jurisdiction
ACRC Holdings LLC	Delaware
ACRC Lender LLC	Delaware
ACRC Lender C LLC	Delaware
ACRC Lender W LLC	Delaware
ACRC Lender W TRS LLC	Delaware
ACRC Lender B LLC	Delaware
ACRC Lender ML LLC	Delaware
ACRC Mezz Holdings LLC	Delaware
ACRC Warehouse Holdings LLC	Delaware
ACRC Lender US LLC	Delaware
ACRE Commercial Mortgage 2017-FL3 Ltd.	Cayman
ACRE Commercial Mortgage 2017-FL3 LLC	Delaware
ACRC 2017-FL3 TRS LLC	Delaware